Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 22, 2024 relating to the financial statements of Adumo RF (Pty) Ltd. appearing in Lesaka Technologies, Inc.'s Proxy Statement dated August 2, 2024. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche
Johannesburg, South Africa

November 26, 2024